                                                                     EXHIBIT 3.2

================================================================================



                             AMENDED AND RESTATED
                              OPERATING AGREEMENT
                                      OF
                               ELWOOD ENERGY LLC



                          Dated as of August 3, 2001



================================================================================

                               TABLE OF CONTENTS
                               -----------------

                                   ARTICLE I
                                 DEFINED TERMS
1.1  Definitions...................................................................    1

                       ARTICLE II FORMATION AND PURPOSES

2.1  Formation and Name............................................................    6
2.2  Registered Agent..............................................................    7
2.3  Permitted Purpose.............................................................    7
2.4  No Other Purpose..............................................................    7
2.5  No Member Benefit.............................................................    7
2.6  Limited Liability.............................................................    8
2.7  Term..........................................................................    8

                                    ARTICLE III
                                      MEMBERS

3.1  General.......................................................................    8
3.2  Member List...................................................................    8
3.3  Consent or Approval of Members................................................    8
3.4  Admission of Members..........................................................    9
3.5  Resignation of Member.........................................................    9

                                     ARTICLE IV
                                     MANAGEMENT

4.1  Management by Management Committee............................................    9
4.2  Powers of Management Committee................................................    9
4.3  Composition of the Management Committee.......................................   11
4.4  Meetings of the Management Committee..........................................   11
4.5  Votes of Members of the Management Committee..................................   12
4.6  Function and Operation of Management Committee................................   12
4.7  Delegation....................................................................   12
4.8  General Manager...............................................................   12
4.9  Limitation on Authority of General Manager, Officers and Agents...............   12
4.10  Designation of Managers and General Manager..................................   13
4.11  Tenure of Managers...........................................................   14
4.12  Tenure of General Manager....................................................   14
4.13  Compensation.................................................................   14
4.14  Development Plans............................................................   14
4.15  Operating Budget.............................................................   14
4.16  Plan Reporting and Compliance................................................   14

                                   ARTICLE V
                    RELATIONSHIPS AMONG MEMBERS AND MANAGERS

5.1  Liabilities of Members and Managers...........................................   15
5.2  Dealings with the Company.....................................................   15
5.3  Other Activities..............................................................   15

                                    ARTICLE VI
                                RELATED AGREEMENTS

6.1 Related Agreements.............................................................   16
6.2 Loaned Employees...............................................................   16

                                    ARTICLE VII
                                    ASSIGNMENTS

7.1  General Definitions...........................................................   17
7.2  Right to Make Permitted Assignments...........................................   18
7.3  Other Assignments.............................................................   18
7.4  Notice of Assignments; Effectiveness..........................................   18
7.5  Status and Obligations of an Assignor.........................................   19
7.6  Rights of an Assignee.........................................................   19

                                    ARTICLE VIII
                                       CAPITAL

8.1  Capital Accounts..............................................................   19
8.2  Capital Contributions.........................................................   20
8.3  Additional Contributions or Loans.............................................   20
8.4  Return of Capital.............................................................   23

                                    ARTICLE IX
                                    ALLOCATIONS

9.1  General Allocation of Profits and Losses......................................   23
9.2  Special Tax Allocations.......................................................   23
9.3  Tax Allocations: Code Section 704(c)..........................................   24
9.4  Proration of Allocations......................................................   25
9.5  Accrual of Items..............................................................   25
9.6  Separate Items................................................................   25
9.7  Installment Sales.............................................................   25
9.8  Tax Allocations...............................................................   25
9.9  Capital Account Deficits......................................................   25
9.10 Special Allocation for Unit #9................................................   26

                                   ARTICLE X
                                 DISTRIBUTIONS

10.1  Distributions of Cash........................................................   26
10.2  Distributions Following Dissolution..........................................   27
10.3  Distributions of Property in Kind............................................   27

                                   ARTICLE XI
                                   TAX MATTERS

11.1  Tax Classification...........................................................   27
11.2  Tax Matters..................................................................   28

                                   ARTICLE XII
                                   DISSOLUTION

12.1  Events of Dissolution........................................................   29
12.2  Winding Up and Termination...................................................   29

                                   ARTICLE XIII
                                 INDEMNIFICATION

13.1  Indemnification..............................................................   30

                                   ARTICLE XIV
                             ADMINISTRATIVE PROVISIONS

14.1  Offices......................................................................   31
14.2  Books and Records............................................................   31
14.3  Fiscal Year..................................................................   31
14.4  Accountants/Reports..........................................................   31
14.5  Notices......................................................................   31

                                    ARTICLE XV
                              BONA FIDE OFFERS TO SELL

15.1  Right of First Offer.........................................................   32
15.2  Sale to Third Parties; Admission.............................................   32
15.3  Admission of Offeror.........................................................   32
15.4  Purchase Right for Prohibited Transfer of Control............................   33

                                    ARTICLE XVI
                                 DISPUTE RESOLUTION

16.1  Resolution of Member Disputes................................................   34
16.2  Mandatory Buy-Sell Provisions................................................   35

16.3  Binding Election.............................................................   35
16.4  Closing and Default..........................................................   35
16.5  Impact to Bona Fide Offers to Sell...........................................   36

                                   ARTICLE XVII
                              OPTION ON OTHER PHASES

17.1  Option to Develop Additional Phases Prior to July 1, 2003....................   36
17.2  Cooperation..................................................................   37
17.3  Other Assurances.............................................................   39
17.4  Miscellaneous................................................................   39
17.5  Option to Develop Additional Phases After July 1, 2003.......................   40

                                   ARTICLE XVIII
                                   MISCELLANEOUS

18.1  Amendment....................................................................   42
18.2  Interpretation...............................................................   42
18.3  Invalidity...................................................................   42
18.4  No Third Party Beneficiaries.................................................   42
18.5  Confidentiality..............................................................   42
18.6  Waiver of Partition..........................................................   43
18.7  Press Releases...............................................................   43
18.8  Relationship of Parties......................................................   43
18.9  Counterparts.................................................................   43
18.10 Further Assurances...........................................................   43
18.11 Complete Agreement...........................................................   44
18.12 Governing Law, Jurisdiction..................................................   44

                             AMENDED AND RESTATED
                              OPERATING AGREEMENT
                                      OF
                               ELWOOD ENERGY LLC


          This Amended and Restated Operating Agreement (the "Agreement") of Elwood Energy LLC (the "Company") is made as of August 3, 2001, by and between the undersigned Members (as defined below).

                                   RECITALS

          The Company was formed pursuant to a Certificate of Formation dated May 13, 1998 in connection with an electric power generating business in Elwood, Illinois. The Company recently acquired by merger the assets and obligations of two related entities. As a result, the Company's business on the date hereof consists of nine turbines and may include further development. In anticipation of the potential benefits to be derived from the Company's business, the Members have agreed, on the terms and conditions set forth below, to amend and restate the Company's Operating Agreement dated as of July 23, 1998.

                                   ARTICLE I
                                 DEFINED TERMS


     1.1 Definitions. As used in this Agreement, the following terms shall have the meanings specified below:

     "Acceptance Notice" has the meaning set forth in Section 15.4(b).

     "Act" means the Delaware Limited Liability Company Act, as amended, and any successor act.

     "Adjusted Capital Account" has the meaning set forth in Section 9.9.

     "Additional Phase Development Notice" has the meaning set forth in Section 17.5(a).

     "Additional Phases" means such additional simple cycle and/or combined cycle power generating facilities, and any related assets, as may be developed from time to time for the purpose of enhancing or expanding the Facility.

     "Affiliate" means, with respect to any Member, a Person that, directly, or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with such Member, whether through the ownership of voting securities, by contract or otherwise.

     "Agreement" has the meaning set forth in the preamble.

     "Applicable Appraised Value" has the meaning set forth in Section 15.4(f).

     "Appraised Value" has the meaning set forth in Section 17.5(d).

     "Appraiser" has the meaning set forth in Section 15.4(f).

     "Approving Member" has the meaning set forth in Section 17.1(a).

     "Assignee" has the meaning set forth in Section 7.1(a).

     "Assignment" has the meaning set forth in Section 7.1(a).

     "Assignor" has the meaning set forth in Section 7.1(a).

     "Buy-Out Notice" has the meaning set forth in Section 17.5(c).

     "Buy-Sell Notice" has the meaning set forth in Section 16.1(c).

     "Capital Account" has the meaning set forth in Section 8.1.

     "Capital Defaulting Member" has the meaning set forth in Section 8.3(d).

     "Capital Non-Defaulting Member" has the meaning set forth in Section
8.3(d).

     "Code" means the Internal Revenue Code of 1986, as amended, and any successor code. Reference to any particular provision of the Code shall mean that provision on the date hereof and any successor provision.

     "Company Minimum Gain" has the meaning given to partnership minimum gain in
Section 1.704-2(b)(2) and (d) of the Treasury Regulations. A Member's share of Company Minimum Gain shall be determined in accordance with Section 1.704-2(g)(1) of the Treasury Regulations, substituting the term "member" for "partner" therein.

     "Confidential Information" has the meaning set forth in Section 18.5.

     "Consolidated Net Worth" means, at any time with respect to any entity, the total owners equity (including retained earnings) of such entity and its subsidiaries on a consolidated basis, as determined in accordance with generally accepted accounting principles.

     "Current Phases" means, as of any date, the Current Project and any additional facilities which, as of such date, have been constructed or have been approved by the Management Committee.

     "Current Project" means the 1409 MW simple cycle peaking power generating facility located on the date of this Agreement in Elwood, Illinois, and all related assets. As of the date of this Agreement, the Current Project includes, without limitation, nine turbines.

     "Default Rate" means a fixed annual interest rate equal to the lower of the following: (a) the highest rate allowed by law; or (b) the sum of three percent (3%) plus the then current "prime rate" as published in the Money Rates section of the Wall Street Journal (or a comparable rate if such rate is no longer published).

     "Developing Member" has the meaning set forth in Section 17.5(c).

     "Development Plan" has the meaning set forth in Section 4.14.

     "Disclosing Member" has the meaning set forth in Section 18.5.

     "Dominion" means Dominion Elwood, Inc., a Delaware corporation and a direct wholly-owned subsidiary of Dominion Energy. Such term also shall refer to any successor entity.

     "Dominion Energy" means Dominion Energy, Inc., a Virginia corporation, which is a direct wholly-owned subsidiary of Dominion Resources. Such term also shall refer to any successor entity.

     "Dominion Resources" means Dominion Resources, Inc., a Virginia corporation. Such term also shall refer to any successor entity.

     "Dominion Manager" has the meaning set forth in Section 4.3.

     "Eligible Member" has the meaning set forth in Section 15.1(b).

     "Elwood II" means Elwood Energy II, LLC, a Delaware limited liability company that merged with and into the Company on the Merger II Date.

     "Elwood III" means Elwood Energy III, LLC, a Delaware limited liability company that merged with and into the Company on the Merger III Date.

     "Event of Dissolution" has the meaning set forth in Section 12.1(a).

     "Facility" means the Current Project, together with any Current Phases and Additional Phases.

     "First Appraiser" has the meaning set forth in Section 17.5(c).

     "GE" means General Electric Company and any Affiliate.

     "General Manager" has the meaning set forth in Section 4.8. References in this Agreement to the General Manager shall not constitute a reference to a Manager.

     "Land Value Amount" has the meaning set forth in Section 17.2(a).

     "Loss" means any damage, loss, liability or expense (including, without limitation, reasonable expenses of investigation and litigation and reasonable legal, accounting and other professional fees).

     "Management Committee" has the meaning set forth in Section 4.1.

     "Manager" has the meaning set forth in Section 4.3. References in this Agreement to a Manager shall not constitute a reference to the General Manager.

     "Member List" has the meaning set forth in Section 3.2.

     "Member Nonrecourse Debt" has the meaning given to partner nonrecourse liability as referred to in Sections 1.704-2(b)(4) and 1.704-2(i) of the Treasury Regulations.

     "Member Nonrecourse Debt Minimum Gain" has the meaning given to partner nonrecourse debt minimum gain in Section 1.704-2(i)(2) and (3) of the Treasury Regulations.

     "Members" has the meaning set forth in Section 3.1.

     "Merger II Date" means August 2, 2001.

     "Merger III Date" means August 3, 2001.

     "New Developer" has the meaning set forth in Section 17.1(b).

     "Non-Approving Member" has the meaning set forth in Section 17.1(a).

     "Nondeductible Expenditure" has the meaning set forth in Section 9.2(b).

     "Non-Developing Member" has the meaning set forth in Section 17.5(c).

     "Notice" has the meaning set forth in Section 15.1(a).

     "Obtaining Member" has the meaning set forth in Section 18.5.

     "Offer" has the meaning set forth in Section 15.1.

     "Offer Amount" has the meaning set forth in Section 17.5(c).

     "Offer Date" has the meaning set forth in Section 15.1(a).

     "Offer Notice" has the meaning set forth in Section 15.4(a).

     "Offered Company Interest" has the meaning set forth in Section 15.4.

     "Offered Interest" has the meaning set forth in Section 15.1(a).

     "Offeror" has the meaning set forth in Section 15.1(a).

     "Operating Budget" has the meaning set forth in Section 4.15.

     "Peoples" means Peoples Elwood, LLC, a Delaware limited liability company and a direct wholly-owned subsidiary of PERC Power, LLC, a Delaware limited liability company, which is a direct wholly-owned subsidiary of Peoples Energy Resources.

     "Peoples Energy" means Peoples Energy Corporation, an Illinois corporation. Such term also shall refer to any successor entity.

     "Peoples Energy Resources" means Peoples Energy Resources Corp., an Illinois corporation and a direct wholly-owned subsidiary of Peoples Energy. Such term also shall refer to any successor entity.

     "Peoples Manager" has the meaning set forth in Section 4.3.

     "Percentage Interest" has the meaning set forth in Section 3.2.

     "Permitted Assignment" has the meaning set forth in Section 7.1(d).

     "Permitted Transfer of Control" has the meaning set forth in Section
7.1(c).

     "Person" means an individual, partnership (general or limited), corporation, limited liability company, association or other form of business organization (whether or not regarded as a legal entity under applicable law), trust, estate or any other entity.

     "Proceeding" means any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative, arbitrative or investigative, and whether formal or informal.

     "Prohibited Transfer of Control" has the meaning set forth in Section
7.1(a).

     "Proposed Phase" has the meaning set forth in Section 17.1.

     "Receipt Date" has the meaning set forth in Section 16.2(a).

     "Receiving Member" has the meaning set forth in Section 16.2(a).

     "Regulatory Allocations" has the meaning set forth in Section 9.2.

     "Regulatory Requirements" means the requirement for issuance of an Exempt Wholesale Generator Certificate from the Federal Energy Regulatory Commission and any other local, state or federal requirements for the Company to become a licensed wholesale generator of electricity in any location to which it makes sales of electricity.

     "Related Agreements" has the meaning set forth in Section 6.1.

     "Resolution Period" has the meaning set forth in Section 16.1(b).

     "Response" has the meaning set forth in Section 16.2(a).

     "Second Appraiser" has the meaning set forth in Section 17.5(c).

     "Selling Entity" has the meaning set forth in Section 15.4.

     "Selling Member" has the meaning set forth in Section 15.1.

     "Sending Member" has the meaning set forth in Section 16.1(c).

     "Tax Matters Member" has the meaning given to "tax matters partner" in
Section 6231(a)(7) of the Code.

     "Tendered Interest" has the meaning set forth in Section 16.1(c).

     "Third Appraiser" has the meaning set forth in Section 17.5(c).

     "Treasury Regulations" means the regulations promulgated by the United States Treasury Department under the Code and any successor regulations. Reference to any particular provision of the Treasury Regulations shall mean that provision on the date hereof and any successor provision.

     "Unit #9" means that certain GE Model 7FA gas-fired combustion turbine generator and other related equipment purchased for use at the Facility from Elwood III Holdings, LLC, a Delaware limited liability company.

     "Unit #9 Remaining Allocation" means, with respect to any date, the portion of the total Unit #9 Special Allocation that, as of such date, remains to be allocated in accordance with this Agreement.

     "Unit #9 Special Allocation" has the meaning set forth in Section 9.10.

                                  ARTICLE II
                            FORMATION AND PURPOSES


     2.1 Formation and Name. The Members acknowledge and agree that: (a) the Company has been formed under, and is governed by, the Act; (b) Elwood II merged with and into the Company, effective on the Merger II Date; (c) Elwood III merged with and into the

Company, effective on the Merger III Date; (d) the Company, as the result of such mergers, is the successor to all rights, properties, assets, duties, obligations, debts and liabilities of Elwood II and Elwood III; (e) prior to such mergers, the indirect subsidiaries of Dominion Resources and Peoples Energy that were then the members of Elwood II and Elwood III were merged with and into Dominion and Peoples, respectively; and (f) prior to the mergers involving the members of Elwood III, the members thereof agreed to alter the amounts of certain capital contributions to be made to Elwood III in connection with Unit #9, while preserving the original agreement that, for such purpose, the member affiliated with Peoples shall contribute $4 million more than the member affiliated with Dominion. All business of the Company shall be conducted in the name "Elwood Energy LLC" and such assumed names as may be approved by the Management Committee.

     2.2 Registered Agent. The Company shall maintain a registered office and agent in accordance with the Act.

     2.3  Permitted Purpose. The permitted purpose of the Company is:

          (a) to own, acquire, construct, lease, develop, permit, operate, finance and manage the Facility;

          (b) to purchase and sell fuel, electricity and capacity for and from the Facility, and to obtain such other property and services as are necessary or appropriate in connection with the construction, ownership and operation of the Facility, and to enter into contracts and commitments in connection with all of the foregoing;

          (c) to operate and manage the Facility as an ongoing power generation business;

          (d) to engage in any other activities which are permitted by law and are agreed upon by the Management Committee; and

          (e) to engage in any and all activities and to execute all documents which are incidental, related, necessary or appropriate in connection with any of the foregoing.

     2.4 No Other Purpose. The Company shall have no purpose other than as set forth in Section 2.3 above.

     2.5 No Member Benefit. The credit and the assets of the Company shall be used solely for the benefit of the Company and shall not be used to further the personal gain of any

Member. No asset of the Company shall be transferred or encumbered for, or in payment of, any individual obligation of a Member.

     2.6 Limited Liability. No Member or Manager shall have any personal obligation for any liabilities of the Company solely by reason of being a Member or Manager, unless expressly required by the Act or any other applicable laws.

     2.7 Term. The term of the Company shall continue until dissolved as set forth in Section 12.1 hereof.

                                  ARTICLE III
                                    MEMBERS


     3.1 General. The term "Members" means only Dominion, Peoples and any Persons subsequently admitted as Members in accordance with the terms hereof. A Member shall cease to be a Member upon the Assignment of such Person's entire interest in the Company in accordance with the terms hereof.

     3.2 Member List. The Company shall maintain at its principal office a current list (the "Member List") showing the name, address, and percentage interest in profits and losses with respect to each Member ("Percentage Interest"). The Member List as of the date of this Agreement is attached as Schedule A. The Member List and the Percentage Interest of each Member reflected
----------
thereon shall be amended promptly to reflect any changes permitted under this Agreement, including, without limitation, any Assignments of an interest in the Company in accordance with Article VII and any additional capital contributed to the Company pursuant to Article VIII. Notwithstanding the foregoing, the Unit #9 Special Allocation shall not be considered for purposes of determining a Member's Percentage Interest as set forth in this Section 3.2, and shall not affect the Percentage Interests of the Members as set forth on Schedule A.
                                                               ----------
Notwithstanding the immediately preceding sentence, the Unit #9 Special Allocation shall be reflected in the Capital Account of Peoples pursuant to
Section 8.1.

     3.3 Consent or Approval of Members. Except as otherwise provided herein, the consents or approvals of Members shall be based on their Percentage Interests at the time the consents or approvals are required. Each Member shall be given prior written notice, which may be waived in writing, of at least five
(5) business days of any action requiring a consent or approval of Members. Except as otherwise provided herein, the unanimous approval of the Members shall be required for every action or consent taken or given by the Members. If the Members reasonably expect to admit additional Persons to the membership of the Company, then the Members shall consider amending this Agreement prior to such admission to address issues raised by multiple membership, including whether approval by the Members should be based on a majority of the Percentage Interests.

     3.4 Admission of Members. The Company shall not directly grant, offer or issue any membership interest in the Company to any Person and shall not admit such Person as a Member, whether in addition to the existing Members or in replacement of a Member or Members, unless each of the following requirements is satisfied: (a) the Members unanimously grant their prior written consent to the admission of such Person as a Member; (b) such Person executes a counterpart signature page to this Agreement, as it may have been amended, and makes all required capital contributions to the Company; and (c) the Company receives an opinion from its legal counsel, reasonably satisfactory to the Company in form and substance, confirming that the proposed transaction (i) would not violate any applicable laws, including but not limited to state or federal securities laws, and (ii) would not result in termination of the Company for federal income or other tax purposes. The preceding requirement of an opinion from legal counsel may be waived or limited only by the unanimous written consent of the Members. Each consent by a Member under this Section may be granted or withheld in the sole and absolute discretion of such Member. The Members acknowledge and agree that admission of a Member by transfer of a membership interest is addressed in Section 7.4.

     3.5 Resignation of Member. Each Member agrees not to resign or withdraw from the Company except in connection with an Assignment of the Member's entire interest in the Company, and only in a manner permitted by this Agreement.


                                  ARTICLE IV
                                  MANAGEMENT


     4.1 Management by Management Committee. The management of the business of the Company shall be vested in a management committee (the "Management Committee"). The Management Committee shall be empowered to set policy for, and to make all decisions in respect of, the business and operations of the Company subject to the limitations set forth in this Agreement. The acts of the Management Committee shall bind the Members and the Company when such acts are within the scope of the authority of the Management Committee.

     4.2 Powers of Management Committee. The Management Committee shall have the full, exclusive and complete authority to manage, direct and control the business and affairs of the Company, and shall be responsible for the enforcement of the rights of the Company pursuant to this Agreement and the Related Agreements. Without limiting the generality of the foregoing, the Management Committee, upon the unanimous vote or consent of the Managers, shall have the right and power, on behalf of the Company, to do any or all of the following:

     (a) negotiate with any Persons (including without limitation, management personnel, lenders, and representatives of governmental agencies and regulatory authorities) concerning potential contracts or other agreements, including, without limitation, those contracts and agreements contemplated by any Development Plan or Operating Budget, and to continue, complete or terminate negotiations with respect thereto, and execute and deliver contracts and agreements resulting therefrom;

     (b) open, maintain and close bank accounts and draw checks or other orders for the payment of money;

     (c)  invest Company funds on a temporary basis;

     (d) make calls for capital contributions in excess of the capital contributions called for in any Development Plan, or set or revise the timing or amounts of such capital contributions, or agree to accept and repay loans in lieu of capital contributions;

     (e) receive, sell, lease or otherwise dispose of, and deal in any of the assets and liabilities of the Company in the ordinary course of business;

     (f) sell or dispose of substantially all or part of the assets of the Company outside of the ordinary course of business;

     (g) retain attorneys, accountants, consultants, custodians, contractors and other agents, and pay them compensation on behalf of the Company;

     (h) borrow money and commit the credit of the Company to the extent necessary, convenient or incidental to the purposes of the Company and grant liens on and security interests in the Company's property to secure any such borrowings, on such terms and conditions as the Management Committee deems appropriate; provided, however, that in connection therewith, the Management Committee may not commit, nor delegate any authority to commit, the credit of any Member without such Member's prior written consent;

     (i) execute, in furtherance of any purpose of the Company, any deed, lease, mortgage, bill of sale, contract or other instrument purporting to encumber the real or personal property of the Company;

     (j) determine the accounting methods and conventions to be used in preparation of the Company's financial statements and tax returns and make any and all elections under any applicable tax laws, subject to the terms of this Agreement;

          (k)  maintain one or more offices on behalf of the Company;

          (l) obtain all necessary permits and undertake or contract with other Persons to undertake all necessary regulatory compliance activities, including fulfillment of the Regulatory Requirements, provided, however, such permits and regulatory applications shall, to the extent possible, be filed and maintained in the name of the Company;

          (m) review and approve Development Plans and Operating Budgets in accordance with Sections 4.14 through 4.16; and

          (n) engage in any other activity and perform and carry out contracts of any kind which may be necessary or appropriate to conduct the Company's business and accomplish its purposes, as may be lawfully carried on or performed by a limited liability company under the laws of the State of Delaware and the laws of the states and municipalities in which the Company conducts business.

     4.3 Composition of the Management Committee. The Management Committee shall consist of two individuals (each, a "Manager"). Managers may be given such titles as are unanimously approved by the Members. Dominion shall be entitled to appoint one Manager to represent Dominion on the Management Committee (a "Dominion Manager"). Peoples shall be entitled to appoint one Manager to represent Peoples on the Management Committee (a "Peoples Manager"). In addition, each Member shall be entitled to appoint one or more alternates for each Manager it appoints. Each alternate shall have all of the powers of the regular Manager in the regular Manager's absence, declination or inability to serve from time to time. Notwithstanding the foregoing, each Dominion Manager and alternative Dominion Manager shall be an employee of Dominion or an Affiliate thereof when appointed by Dominion and at all times thereafter while serving in such position, and each Peoples Manager and alternate Peoples Manager shall be an employee of Peoples or an Affiliate thereof when appointed by Peoples and at all times thereafter while serving in such position.

     4.4 Meetings of the Management Committee. The Management Committee shall meet at least quarterly. Such meetings may be held by telephone conference. Special meetings of the Management Committee may be called from time to time by either Manager. Except as otherwise provided herein, or as waived in writing by the Managers, each Manager shall be given prior written notice of at least five
(5) days of any meeting of the Management Committee. Such notice shall contain the time and place of such meeting, along with an agenda of items to be discussed and/or voted on at such meeting. A quorum shall consist of both Managers. In lieu of a meeting, action may be taken by the unanimous written consent of the Managers. Each written consent shall indicate the date of execution by each Manager and shall be effective on the date designated in the consent, or if no effective date is designated, on the latest date of execution.

     4.5 Votes of Members of the Management Committee. On any matters coming before the Management Committee, the number of votes that may be cast by each Manager shall equal the Percentage Interest of the Member represented by such Manager. Except as otherwise provided herein, the unanimous approval of the Managers shall be required for the Management Committee to act or to refrain from acting.

     4.6 Function and Operation of Management Committee. The Management Committee is authorized to adopt such rules as the Managers consider necessary to govern its operations, provided such rules are not inconsistent with this Agreement and do not restrict or impede the rights of any Manager or Member as set forth herein.

     4.7  Delegation.

          (a) Except as otherwise provided herein, the Management Committee is authorized to designate a Manager or other duly authorized officers or agents
(i) to make, execute and deliver in the name of and on behalf of the Company, such certificates and documents as are necessary or appropriate for the conduct of the Company's business or to effectuate the purposes of this Agreement, and
(ii) to sign on behalf of, and to bind, the Company.

          (b) The Management Committee is authorized to designate such officers and other agents, and may grant such Persons such rights and powers, as the Management Committee may deem appropriate; provided, however, that such
                                           --------  -------
designations and grants are not inconsistent with or in contravention of the provisions of this Agreement, including, without limitation, Section 4.9. Without limiting the generality of the foregoing, the Management Committee periodically may delegate certain project-related duties to one or more project managers, who shall oversee such specific duties as are designated in writing by the Management Committee.

     4.8 General Manager. The Management Committee shall appoint a general manager of the Company (the "General Manager") who shall (a) be an individual who is not a Manager, (b) be responsible for all daily operations of the Company if not otherwise inconsistent with this Agreement, (c) attend meetings (except for executive sessions) of the Management Committee, and (d) undertake such other duties and serve on such other terms and conditions as authorized by resolution of, or otherwise in writing by, the Management Committee.

     4.9 Limitation on Authority of General Manager, Officers and Agents. Notwithstanding any provision of this Agreement to the contrary, the Managers acting individually, the General Manager, officers and other agents of the Company shall not undertake or consent to any of the following acts on behalf of the Company without obtaining the prior written consent of the Management Committee specifically authorizing such act:

          (a) sell or otherwise dispose of, or contract to sell or otherwise dispose of, assets of the Company outside the ordinary course of business;

          (b) enter into any agreement or undertake any commitment which would generate revenues for the Company, or cause the Company to incur obligations or contingent liabilities or make capital expenditures, in excess of $100,000 individually or $250,000 in the aggregate in any fiscal year;

          (c) make any assignment for the benefit of creditors of the Company, or otherwise cause the Company to seek protection under any bankruptcy or insolvency law;

          (d) execute any material amendment to or make any material modification of any of the Related Agreements;

          (e) enter into any contract with any Member, Manager or any Affiliate of any Member or Manager, or any officer, director, employee or family member of a Member, Manager or Affiliate thereof;

          (f) approve any additional capital contribution required of the Members;

          (g) initiate or settle any claim in excess of $25,000 on behalf of the Company;

          (h) borrow money in the name of the Company or pledge or grant a security interest in any of the Company's assets;

          (i) enter into any agreement of merger, consolidation or liquidation of or with the Company;

          (j)  hire any employees; and

          (k) enter into any agreements, grant any consents or undertake any commitments, with respect to any of the foregoing.

     4.10 Designation of Managers and General Manager. The Managers, their alternates, and the General Manager as of date of this Agreement are as set forth on Schedule B, which shall be amended promptly to reflect any changes
         ----------
permitted under this Agreement.

     4.11 Tenure of Managers. Any Member may at any time or from time to time, remove a Manager or alternate Manager appointed by such Member, with or without cause.

     4.12 Tenure of General Manager. The Management Committee shall remove a General Manager, with or without cause, promptly upon the written request of any Member or Members holding fifty percent (50%) or more of the Percentage Interests.

     4.13 Compensation. The Managers shall receive no compensation for serving on the Management Committee or services rendered in such capacity. All other officers and agents of the Company (including, without limitation, the General Manager) shall receive such compensation, if any, as may be approved by the Management Committee.

     4.14 Development Plans. The Management Committee shall cause the preparation of an annual construction, development, and permitting plan and budget for the long-term development objectives of the Company, if any (the "Development Plan"). Each Development Plan, if any, shall reflect each phase of long-term development and shall include, for each fiscal year, the following items: (a) projected development activity to be undertaken, including construction, development, and permitting, (b) projected completion dates for such activity, and (c) projected capitalization required, including the amount, source, and timing thereof.

     4.15 Operating Budget. For each fiscal year, the Management Committee shall cause the preparation of an annual operating budget and related operating plan (the "Operating Budget"). The Operating Budget shall include separate fiscal year projections for one-year and three-year periods showing the following: (a) projected capital expenditures of the Company, (b) projected working capital and reserves to be maintained or funded, (c) projected revenues,
(d) projected operating expenses broken down in reasonable detail satisfactory to the Managers and the Members, (e) projected compensation changes including bonuses, (f) projected general and administrative expenses of the Company, and
(g) projected capitalization and indebtedness of the Company and the debt service payable thereon.

     4.16  Plan Reporting and Compliance.

           (a) At least ninety (90) days before the end of each fiscal year, the Management Committee shall cause preparation of, and shall review and attempt to approve, the Operating Budget and any Development Plan for the next fiscal year. At its fourth quarter meeting, the Management Committee shall approve such plans as it considers appropriate, including any amendments requested by the Managers. The Management Committee is authorized to revise any Development Plan or the Operating Budget from time to time as it deems appropriate. In the event the Management Committee is unable to approve or disapprove an Operating Budget, all line items of the new Operating Budget which the Management

Committee has approved shall go into effect and all line items on which the Management Committee has been unable to reach a decision shall be deemed increased by three percent (3%) from the level specified in the last Operating Budget approved by the Management Committee, with the exception of Capital Contributions, which shall not automatically increase.

          (b) The General Manager shall report to the Management Committee at least monthly, and such report shall compare the actual results of the Company to the projections set forth in any Development Plan or the Operating Budget as last approved by the Management Committee. A copy of such monthly report shall be delivered to the Management Committee and each Member within fifteen (15) days after the end of the month in question. At each meeting of the Management Committee that occurs in any month in which development of any Additional Phase is ongoing, the Management Committee shall review the Development Plan for the next month and shall consider for approval those expenditures and other actions that the General Manager anticipates for such month.

                                  ARTICLE V
                   RELATIONSHIPS AMONG MEMBERS AND MANAGERS

     5.1 Liabilities of Members and Managers. Except for the contractual obligations of the Members, the Managers and the General Manager under this Agreement, the Related Agreements, or otherwise, no Member, Manager or General Manager shall have any liability to, or any obligation for the debts of, the Company arising out of a transaction, occurrence or course of conduct unless such Member, Manager or General Manager engaged in willful misconduct, gross negligence or a knowing violation of criminal law. The obligations of the Members, the Managers and the General Manager under this Agreement and the Related Agreements are not intended to confer, and shall not confer, any rights or remedies upon any Person who is not a party hereto or thereto.

     5.2 Dealings with the Company. The Management Committee is authorized to engage the services of, or to cause the Company to transact business with, any of the following: (a) any Member or Manager, (b) any Affiliate of a Member or Manager (iii) any Person having a financial interest in a Member or (iv) any Person in which a Member or Manager has a financial interest. In all cases, the provisions of any contracts between the Company and any of the foregoing shall not be less favorable to the Company than generally would be obtainable in an arms length transaction from unrelated and unaffiliated Persons, unless the provisions that are less favorable to the Company are fully disclosed in advance to the Management Committee.

     5.3 Other Activities. A Member or its Affiliate shall be entitled to engage in, or to possess an interest, in any types and categories of business ventures, independently or with others, and whether similar or dissimilar to the business of the Company, even if competitive with the business of the Company, and the pursuit of such other business ventures shall not be deemed wrongful or improper. Notwithstanding the foregoing, no Member or Affiliate shall use Confidential Information in connection with such other business ventures. The Company and the other Members shall have no rights by virtue of this Agreement in or to such other business ventures or the income or profits derived therefrom. No Member or Affiliate thereof shall be obligated (a) to provide notice to the Company or other Members of other business ventures, or
(b) to present the Company or other Members with the opportunity to invest or participate in such other business ventures, even if such other business ventures are similar to or competitive with the business of the Company.

                                  ARTICLE VI
                              RELATED AGREEMENTS

     6.1 Related Agreements. In connection with the Facility and the Company's business, the Company shall be entitled to enter into each of the following agreements (collectively, the "Related Agreements") as directed by the Management Committee.

          (a) An Amended and Restated Operation and Maintenance Agreement, pursuant to which an Affiliate of Dominion or an entity jointly owned by Dominion and Peoples, or Affiliates thereof as the Management Committee determines, shall operate and maintain the Facility;

          (b) An Engineering, Procurement and Construction Agreement relating to the construction of the Facility;

          (c) Any agreement necessary to lease, purchase or accept the transfer of the site for the Facility;

          (d) Equity contribution agreements pursuant to which Peoples Energy and Dominion Energy commit to contribute required equity to the Members; and

          (e)  Such other agreements as the Management Committee may approve.

     6.2 Loaned Employees. Officers and employees performing services for the Company may be loaned to the Company by the Members or their Affiliates (in which case they shall remain officers and employees of the loaning Member or Affiliate). In the case of loaned officers or employees, the Company shall reimburse the loaning Member (or its Affiliate) for the services of loaned officers and employees pursuant to the terms and conditions set forth in separate agreements to be entered into between the loaning Member and the Company.

                                  ARTICLE VII
                                  ASSIGNMENTS

     7.1  General Definitions.

          (a) Except as set forth below, the term "Assignment" means a sale, gift, exchange, pledge, encumbrance or other transfer (including, without limitation, transfers upon dissolution, reorganization or merger), whether voluntary or involuntary, of:

               (i)  any interest in the Company; or

               (ii) any interest in a Member (or any interest in a Person owning, directly or indirectly, through one or more intermediaries, an interest in a Member) such that fifty percent (50%) or more of the total voting interest in the Member, or fifty percent (50%) or more of the capital or profits of such Member, shall thereby have been transferred directly or indirectly to Persons not owning such voting or economic interest as of the date of this Agreement (a "Prohibited Transfer of Control"). To the extent that a Member, or an owner thereof, is a disregarded entity for tax purposes, the preceding clause shall apply with equal force and effect to the first Person in the chain of ownership that is not disregarded.

          Without limiting the scope of the foregoing, a pledge or encumbrance of any interest in a Member (regardless of whether such pledge or encumbrance is of less than fifty percent (50%) of the total voting interest in such Member)
shall constitute an "Assignment" for purposes of this Agreement.   The term
"Assignor" means any Person who makes an Assignment. The term "Assignee" means the Person or Persons, other than a Member, to which an Assignment is made. An intended Assignee of an interest in the Company may become a Member only in the manner provided in this Agreement.

          (b) Notwithstanding the foregoing, none of the following shall constitute an "Assignment" for purposes of this Agreement: (i) a pledge or encumbrance of all or any portion of the stock of Dominion Resources, Dominion Energy, Peoples Energy or Peoples Energy Resources; (ii) a sale or other transfer of all or any portion of the stock of Dominion Resources or Peoples Energy; or (iii) a "Permitted Transfer of Control" (as defined below).

          (c)  The term "Permitted Transfer of Control" means:

               (i) a sale or other transfer of the capital stock of Dominion Energy to (A) the public in connection with a registered public offering of such capital stock pursuant to which such capital stock is listed on a recognized national exchange or on NASDAQ; (B) the then shareholders of Dominion Resources pursuant to a distribution or other direct or indirect transfer of the capital stock of Dominion Energy; or (C) a Person having Consolidated Net Worth, determined immediately prior to such transfer in accordance with generally accepted accounting principles, of not less than forty percent (40%) of the Consolidated Net Worth of the assets of Dominion Resources determined as of the same date; and

               (ii) a sale or other transfer of the capital stock of Peoples Energy Resources to (A) the public in connection with a registered public offering of such capital stock pursuant to which such capital stock is listed on a recognized national exchange or on NASDAQ; (B) the then shareholders of Peoples Energy pursuant to a distribution or other direct or indirect transfer of the capital stock of Peoples Energy Resources; or (C) a Person having Consolidated Net Worth, determined immediately prior to such transfer in accordance with generally accepted accounting principles, of not less than forty percent (40%) of the Consolidated Net Worth of Peoples Energy determined as of the same date.

          (d) The term "Permitted Assignment" means (i) an Assignment of an interest in the Company to a Member or its Affiliate at least fifty-one percent (51%) of which is wholly-owned, directly or indirectly, by Dominion Resources or Dominion Energy with respect to Dominion, or by Peoples Energy or Peoples Energy Resources with respect to Peoples; provided, however, that such assignment does
                                   --------  -------
not result in a Prohibited Transfer of Control or a violation of any agreement or obligation under this Agreement or otherwise relating to the ownership or operation of the Company or the Facility, (ii) a Permitted Transfer of Control; or (iii) a transfer to an Offeror pursuant to Section 15.4(d).

          7.2 Right to Make Permitted Assignments. A Member shall be entitled to make a Permitted Assignment at any time provided that any of its obligations relating to the Company or the financing thereof shall remain in full force and effect and that all other Members have received prior written notice of any such Assignment.

          7.3 Other Assignments. Except for Permitted Assignments or as otherwise provided herein, no Assignment may be made by a Member without the prior written consent of each other Member. Such consent may be granted or withheld by a Member in its sole and absolute discretion.

          7.4 Notice of Assignments; Effectiveness. The Company shall not be required to recognize any Assignment of an interest in the Company until (a) the Assignee executes a counterpart signature page to this Agreement, as it may have been amended, and tenders full payment of applicable purchase price for such interest in such manner as may be approved by the Members in their reasonable discretion; and (b) the Company receives an opinion from its legal counsel, reasonably satisfactory to the Company in form and substance, confirming that the proposed transaction (i) would not violate any applicable laws, including but not limited to state or federal securities laws, and (ii) would not result in a termination of the Company for federal income or other tax purposes. The preceding requirement of an opinion from legal counsel may be waived or limited only by the unanimous written consent of the Members, which may be granted or withheld in the sole and absolute discretion thereof. A purported Assignment in violation of this Agreement shall be void and unenforceable against the Company.

     7.5 Status and Obligations of an Assignor. A Member that makes an Assignment of an interest in the Company shall thereafter be considered a Member only to the extent of its remaining interest in the Company. Notwithstanding the foregoing, if the Assignment results in a Prohibited Transfer of Control, the Member as to which the Assignment occurs shall (a) lose all of its rights as a Member, including, without limitation, the right to vote; and (b) retain all of its obligations as a Member until each other Member grants its consent to relief from such obligations. Such consent may be granted or withheld by a Member in its sole and absolute discretion.

     7.6 Rights of an Assignee. An Assignment of an interest in the Company entitles the Assignee, to the extent assigned, to the Capital Account and Percentage Interest of the Assignor. An Assignment does not entitle the Assignee to participate in the management and affairs of the Company or to become a Member with respect to the interest assigned until full compliance with Section 7.4.

                                 ARTICLE VIII
                                    CAPITAL

     8.1 Capital Accounts. The Company shall maintain a capital account for each Member as set forth in this Article VIII (a "Capital Account").

          (a) The value of each Capital Account shall equal (i) the sum of the cash contributions to the account, the fair market value of contributions of property other than cash to the account on the date of contribution (net of liabilities secured by such property that the Company is considered to assume or take subject to under Code Section 752), and the share of the net profits of the Company allocated to the account, less (ii) cash and the fair market value of
                                  ----
property distributions made to the owner of the account on the date of distribution (net of liabilities secured by such distributed property that such person is considered to assume or take subject to under Code Section 752), the share of the net losses of the Company allocated to the account (together with the amounts allocated or to be allocated pursuant to Section 9.10 hereof), and the share of expenditures of the Company described in Code Section 705(a)(2)(b) allocated to the account. Capital Accounts shall be maintained in accordance with the applicable provisions of the Code, shall not bear interest and, except as otherwise provided in Section 8.1(c) hereof, shall be adjusted thereafter in accordance with the requirements of Treasury Regulation Sections 1.704-1, 1.704-2, 1.704-3, and 1.704-4, including, without limitation, the revaluation provisions of Treasury Regulation Sections 1.704-1(b)(2)(iv)(e)-(g).

          (b) This Article VIII and the other provisions of this Agreement relating to the maintenance of Capital Accounts are intended to comply with the requirements of Section 1.704-1(b) of the Treasury Regulations and shall be interpreted and applied in a manner consistent therewith. If the Management Committee determines that it is prudent to modify the manner in which the Capital Accounts are computed to comply with such Treasury Regulations, the Management Committee may make such modifications; provided, however, that the
                                                  --------  -------
Management Committee determines in good faith that such modifications are not likely to have a material effect on the amounts distributable to any Member upon dissolution of the Company.

          (c) The Members acknowledge and agree that the Capital Account of a Member as of the date of this Agreement shall equal (i) the aggregate amount of such Member's "capital account" in the Company and in Elwood II as of the Merger II Date (as such amounts were determined under the operating agreements then in effect with respect to each such entity); increased by (ii) such
                                          ------------
Member's "capital account" in Elwood III as of the Merger III Date (as such amount was determined under the operating agreement then in effect with respect to such entity), all without adjustment for any increase or decrease in the valuation of property (including intangible assets such as goodwill) of the Company, Elwood II or Elwood III that may have occurred prior to or on the Merger II Date or the Merger III Date, respectively, and all in accordance with Treasury Regulation Section 1.704-1(b)(2)(iv)(f).

     8.2 Capital Contributions. The Members shall not be required to make any additional capital contributions, except as required by Section 8.3 hereof.

     8.3 Additional Contributions or Loans. Additional capital may be required of each Member only in accordance with this Section 8.3.

          (a) Each Member hereby agrees to contribute its Percentage Interest of all additional payments due from the Company: (i) to GE under any contract or purchase order for turbine generator sets, to be contributed prior to the date such payments are due or as directed by the Management Committee in connection therewith, (ii) to GE (or such other entity with which the Company may contract) pursuant to any engineering, procurement and construction contract which may be entered into by the Company with respect to the Facility, to be contributed prior to the date such payments are due or as directed by the Management Committee in connection therewith, and (iii) for such other amounts as may be included in any approved Development Plan. To the extent the foregoing payments are made directly from a Member to GE (or another entity with which the Company may contract), such payments shall be deemed to have been made to the Company pursuant to this Section 8.3, and shall constitute capital contributions for the purposes hereof. The Management Committee is authorized to obtain debt financing for all or part of any Current Phases or Additional Phases.

          (b) Each Member also hereby agrees to contribute such additional capital under Section 8.3(a) as may be determined by the Management Committee. Such contributions shall be proportionate to each Member's Percentage Interest.

          (c) In lieu of a capital contribution, with the consent of the Management Committee, a Member may provide capital to the Company in the form of a loan on commercially reasonable terms and conditions. Capital provided in the form of a loan shall not be deemed a capital contribution hereunder.

          (d) In the event that a Member (the "Capital Defaulting Member") fails to make a required additional capital contribution when due (including without limitation a capital contribution required by any Development Plan or any loan in lieu of a capital contribution as determined by the Management Committee), the Management Committee or the non-defaulting Member (the "Capital Non-Defaulting Member") shall give written notice of default to the Capital Defaulting Member. If the Capital Defaulting Member does not pay all amounts due within ten (10) days after such notice is given, the Capital Non-Defaulting Member shall be entitled to take, or to cause the Company to take, any of the following actions (or any combination of such actions, to the extent not inconsistent or mutually exclusive):

               (i) The Company may apply any distributions otherwise payable to the Capital Defaulting Member under this Agreement, the Related Agreements or otherwise, toward the payment of the defaulted capital contribution, plus interest thereon at the Default Rate from the date when originally due.

               (ii) The Capital Non-Defaulting Member may loan to the Company the amount of the defaulted capital contribution, in which event interest shall accrue at the Default Rate from the date of such loan. Repayment of the loan to the Capital Non-Defaulting Member shall have priority over any other distributions to be made under this Agreement or any Related Agreements, and the amount of interest paid by the Company for any such loan shall be deducted from the share of profits to be paid to the Capital Defaulting Member. Upon the making of any such loan to the Company, the Company shall be deemed to have made a simultaneous loan in the same amount and at the same interest rate to the Capital Defaulting Member, and such simultaneous loan shall be due and payable upon demand of the Management Committee acting in accordance with Section 8.3(d)(v).

               (iii) The Capital Non-Defaulting Member may contribute to the Company the amount of any defaulted capital contribution, in which case the respective Percentage Interests of the Capital Defaulting Member and the Capital Non-Defaulting Member shall be adjusted proportionately, provided such reduction and increase do not violate any law or a regulatory requirement.

               (iv) Upon notice (a "Purchase Notice") to the Capital Defaulting Member, which notice may be given at any time before the Capital Defaulting Member pays such defaulted capital contribution, or if the Capital Non-Defaulting Member has loaned the defaulted capital contribution to the Company in accordance with this Section 8.3(d), before such loan has been repaid by the Capital Defaulting Member, the Capital Non-Defaulting Member may purchase the entire interest of the Capital Defaulting Member in the Company. The purchase price shall equal seventy-five percent (75%) of the Capital Account balance of the Capital Defaulting Member as of the date of the Purchase Notice and shall be paid in cash. Closing on any such purchase shall take place on the date specified by the Capital Non-Defaulting Member, but shall not occur sooner than fifteen (15) days nor later than thirty (30) days after the date of the Purchase Notice.

               (v) Provided that the Capital Non-Defaulting Member has not exercised the remedies set forth in Sections 8.3(d)(iii) or (iv) above, or, if it has exercised the remedy set forth in Section 8.3(d)(i) above, provided that such distributions have not fully paid the defaulted capital contribution and interest thereon, the Company may sue to collect the defaulted capital contribution, together with interest thereon at the Default Rate from the date when originally due, plus all collection costs (including reasonable legal fees and expenses).

     (e) Except as expressly provided herein, the foregoing remedies shall be cumulative and shall not be exclusive. No course of dealing between the Capital Non-Defaulting Member and the Capital Defaulting Member and no delay in exercising any right, power or remedy conferred in this Section, whether now or hereafter existing at law or in equity, shall operate as a waiver or otherwise prejudice any such right, power, or remedy. In addition to the remedies set forth above, until such time as (i) the Capital Defaulting Member has paid in full any loan made by the other Member to the Company pursuant to Section 8.3(d)(ii), (ii) the amount of such defaulted capital contribution and interest due thereon has been paid in full by the application of distributions pursuant to Section 8.3(d)(i), or (iii) the Capital Non-Defaulting Member completes the exercise of its rights under Sections 8.3(d)(iii), (iv) or (v), the Capital Defaulting Member, and the Manager appointed by the Capital Defaulting Member to the Management Committee, shall have no right to vote on any matters as to which such Member or Manager would otherwise be entitled to vote, and any actions requiring the consent, approval or direction of the Members or the Management Committee may be taken by the Capital Non-Defaulting Member without the consent, approval or vote of the Capital Defaulting Member or the Manager appointed by it.

     8.4 Return of Capital. No Member shall be entitled to require the return of all or any part of such Member's capital contributions or Capital Account balance prior to dissolution of the Company.

                                  ARTICLE IX
                                  ALLOCATIONS


     9.1 General Allocation of Profits and Losses. Except as otherwise provided in this Agreement, the profits and losses of the Company shall be allocated to or deducted from, the Capital Accounts of the Members, annually or more frequently, in accordance with their Percentage Interests.

     9.2 Special Tax Allocations. The allocations under this Agreement shall comply with the requirements of Sections 703 and 704(b) of the Code and the Treasury Regulations promulgated thereunder, including Treasury Regulation Sections 1.704-1 and 1.704-2 (the "Regulatory Allocations"), pursuant to which the special tax allocations of this Section 9.2 shall be made prior to the allocations of Section 9.1, and in the following order:

          (a) If a net decrease occurs in Company Minimum Gain during any Company taxable year, except as provided in Section 1.704-2(f) of the Treasury Regulations, each Member shall be allocated items of income and gain for such taxable year (and, if necessary, for subsequent taxable years) to the extent, in the manner, and at the time required under Section 1.704-2(g) of the Treasury Regulations. This Section 9.2(a) is intended to comply with the minimum gain charge back requirements under Section 1.704-2(f) of the Treasury Regulations and shall be interpreted consistently with such intent.

          (b) Any item of the Company's loss, deduction, or nondeductible expenditure under Section 705(a)(2)(B) of the Code ("Nondeductible Expenditure") that is attributable to a Member Nonrecourse Debt pursuant to Section 1.704-2(i)(2) of the Treasury Regulations shall be allocated to the Member or Members who bear the economic risk of loss for such debt in the time and manner described in Section 1.704-(2)(i) of the Treasury Regulations. If a net decrease occurs in Member Nonrecourse Debt Minimum Gain pursuant to Section 1.704-2(i)(4) of the Treasury Regulations, then any Member with a share in such minimum gain shall be allocated items of Company income and gain for such taxable year (and, if necessary, for subsequent taxable years) to the extent required under Section 1.704-2(i) of the Treasury Regulations. The provisions of this Section 9.2(b) are intended to comply with requirements in Section 1.704-2(i) of the Treasury Regulations and shall be interpreted consistently with such intent.

          (c) If the Company makes an election under Section 754 of the Code, to the extent an adjustment to the adjusted tax basis of any Company asset pursuant to Code Sections 734(b) or 743(b) is required pursuant to Section 1.704-1(b)(2)(iv)(m) of the Treasury Regulations to be taken into account in determining Capital Accounts, the amount of such adjustment to the Capital Accounts shall be treated as an item of gain (if the adjustment increases basis) or loss (if the adjustment decreases basis). Such gain or loss shall be specially allocated to the Members in a manner consistent with the manner in which Capital Accounts are required to be adjusted pursuant to such section of the Treasury Regulations.

          (d) In the event any Member unexpectedly receives any adjustments, allocations, or distributions described in Section 1.704-1(b)(2)(ii)(d)(4), (5), or (6) of the Treasury Regulations, items of the Company's income and gain shall be specially allocated to each such Member in an amount and manner sufficient to eliminate, to the extent required by the Treasury Regulations, the deficit in such Member's Adjusted Capital Account (as defined hereafter) as quickly as possible, provided that an allocation pursuant to this Section 9.2(d) shall be made if and only to the extent that the Member would have a deficit in his Adjusted Capital Account after all other allocations provided for in this
Section 9.2 have been tentatively made as if this Section 9.2(d) were not in the Agreement. This Section 9.2(d) is intended to comply with the qualified income offset provisions of Section 1.704-1(b)(2)(ii)(d) and shall be interpreted consistently with that intent.

          (e) As noted above, the allocations set forth in this Agreement are intended to comply with certain requirements of the Treasury Regulations, including Sections 1.704-1 and 1.704-2. These Regulatory Allocations may not be consistent with the manner in which the Members intend to divide the Company's distributions. Accordingly, the Management Committee is authorized to cause the Company to allocate future profits, losses, and other items among the Members so as to prevent the Regulatory Allocations from distorting the manner in which Company distributions shall be divided between the Members pursuant to this Agreement to the extent permitted under the Treasury Regulations.

     9.3  Tax Allocations: Code Section 704(c).

          (a) Income, gain, loss, and deduction with respect to any property contributed to the capital of the Company shall, solely for tax purposes, be allocated between the Members so as to take account of any variation between the adjusted basis of such property to the Company for federal income tax purposes and its net fair market value in accordance with Section 1.704-1(b)(2)(iv) of the Treasury Regulations.

          (b) If the value of any Company asset is adjusted pursuant to Section 8.1, subsequent allocations of income, gain, loss, and deduction with respect to such asset shall take account of any variation between the adjusted tax basis of such asset for federal income tax purposes and its adjusted value in the same manner as under Section 704(c) of the Code and the

Treasury Regulations under Sections 704(c) and 704(b) of the Code. The Management Committee shall make any elections or other decisions relating to such allocations in any manner that reasonably reflects the purpose and intention of this Agreement.

          (c) Allocations pursuant to this Section 9.3 are solely for purposes of federal, state, and local taxes and shall not affect, or in any way be taken into account in computing, any Member's Capital Account or its share of profits, losses, or distributions pursuant to any provision of this Agreement.

     9.4 Proration of Allocations. If additional Members are admitted to the Company on different dates during any fiscal year or other period, the profits or losses allocated to the Members for such fiscal year or other period shall be allocated during such fiscal year in accordance with Section 706 of the Code using a proration method unless the Management Committee determines another permitted convention would give materially more equitable results.

     9.5 Accrual of Items. For purposes of determining the profits, losses, or any other items allocable to any period, profits, losses and any other items shall be determined on a daily, monthly, or other basis, as the Management Committee shall determine using any permissible method under Section 706 of the Code and Treasury Regulations.

     9.6 Separate Items. Except as otherwise provided in this Agreement, all items of Company income, gain, loss, deduction, and any other allocations not otherwise provided for shall be divided between the Members in the same proportions as they share profits or losses, as the case may be, for the fiscal year or other period.

     9.7 Installment Sales. If the Company sells any asset for an installment obligation (other than a de minimis obligation) and the Management Committee
                         -- -------
determines to retain and collect the obligation in the Company, the Company shall account for obligations as if it distributed out the present value of the obligation as determined by the Management Committee. Any interest on such obligation shall be allocated to the Members in accordance with their share received in the deemed distribution.

     9.8 Tax Allocations. Except as otherwise set forth in this Agreement or required by the Code or the Treasury Regulations, tax items shall be allocated in the same manner as book items.

     9.9 Capital Account Deficits. No net losses shall not be allocated to a Member to the extent that such allocation would cause a deficit in such Member's Adjusted Capital Account. For purposes of this Agreement, the term "Adjusted Capital Account" means the

Capital Account of a Member, established and maintained as required by Article VIII of this Agreement, (i) increased for the amount a Member is obligated to restore to the Company or is deemed obligated to restore pursuant to Section 1.704-1(b)(2)(ii)(c) of the Treasury Regulations, (ii) increased pursuant to the penultimate sentences in Sections 1.704-2(g)(1) and 1.704-2(i)(5) of the Treasury Regulations, and (iii) reduced for the adjustments required under Sections 1.704-1(b)(2)(ii)(d)(4), (5), and (6) of the Treasury Regulations relating to reasonably expected adjustments, allocations, and distributions.

     9.10 Special Allocation for Unit #9. Notwithstanding anything contained herein to the contrary, with respect to Unit #9, Peoples shall receive a special allocation of depreciation expense and deduction, for both book and tax purposes, in the total amount of $4,000,000, as reduced for book and tax depreciation taken prior to the Merger III Date pursuant to the Amended and Restated Operating Agreement of Elwood III, as further amended and then in effect (the "Unit #9 Special Allocation"). The amount of the Unit #9 Special Allocation shall be calculated based on a recovery of $4,000,000 over the depreciable life of Unit #9 in accordance with the book and tax methods of depreciation that apply to Unit #9, including for this purpose the depreciation claimed for book and tax purposes with respect to Unit #9 by Elwood III prior to the Merger III Date. Immediately prior to any sale or other disposition of Unit #9 by the Company, or any assignment by Peoples of its interest in the Company (other than an assignment described in Section 7.1(d)(i) or (ii) above), items of expense or deduction shall be specially allocated to Peoples in the amount of the Unit #9 Remaining Allocation, which shall occur without any requirement of notice or other action by the Members or the Company. To the extent possible, the Unit #9 Remaining Allocation shall reflect, for both book and tax purposes, an allocation of depreciation expense and deduction attributable to Unit #9. If the Unit #9 Remaining Allocation exceeds the remaining depreciation expense and deduction attributable to Unit #9 at the time of such sale or disposition, the excess portion of the Unit #9 Remaining Allocation shall reflect other items of ordinary expense and deduction of the Company. The Members shall take all steps necessary to ensure that all such special allocations of depreciation expense are deemed to have "substantial economic effect" for purposes of Section 704 of the Code, including the maintenance of Capital Accounts in accordance with all special allocations. Notwithstanding the foregoing special allocations, all other capital costs associated with the installation, replacement, modification or otherwise, with respect to Unit #9, shall be depreciated in accordance with each Member's Percentage Interest.

                                   ARTICLE X
                                 DISTRIBUTIONS

     10.1 Distributions of Cash. Cash which the Management Committee determines is not necessary for the operations or reserves of the Company may be distributed to the Members quarterly or more frequently in accordance with their Percentage Interests. The Management Committee shall base its determination of cash to be distributed upon the Company's net cash available from operations during such quarter and previous quarters not yet distributed, less cash reasonably deemed necessary by the Management Committee to meet the Company's requirements for debt service, capital expenditures and operating costs for the succeeding three months (or longer if deemed necessary based on reasonable cash flow projections), plus a reasonable reserve for future contingencies. The Members' current intention is that cash distributions shall be made by the Company within thirty (30) days after the end of each fiscal quarter, from net cash available for such purpose, after deduction of the amounts noted in the previous sentence.

     10.2 Distributions Following Dissolution. Following the dissolution of the Company and the winding up of its affairs, the assets shall be distributed:


           (a) First, to satisfy debts and obligations of the Company, including those owed to Members or their Affiliates;

           (b) Second, to fund any reserves deemed appropriate by the Management Committee; and

           (c) Third, between the Members in proportion to the amounts in their Capital Accounts, after reduction for the Unit #9 Remaining Allocation attributable to such Member, if any. The profits and losses incurred in the winding up of the affairs of the Company (including profits and losses incurred in connection with the disposition of Company assets in liquidation) shall be credited or charged to the Members' Capital Accounts in accordance with Articles VIII and IX hereof.

     10.3 Distributions of Property in Kind. The Management Committee may determine with the unanimous consent of the Members whether and to whom properties should be distributed in kind rather than liquidated. Any property distributed in kind shall be treated as though the property were sold for its fair market value at the time of distribution and the cash proceeds were distributed. The difference between the fair market value of property distributed in kind and its previous recorded value shall be treated as profits or losses on sale of the property and shall be credited or charged to the Members' Capital Accounts in accordance with their interests in such profits or losses pursuant to Article IX.

                                  ARTICLE XI
                                  TAX MATTERS

     11.1 Tax Classification. The Members intend that the Company shall continue to be classified as a partnership for United States federal income tax purposes and this Agreement shall be interpreted accordingly.

     11.2 Tax Matters. The following provisions specify certain tax matters applicable to the Company.

           (a) The tax year of the Company shall be a fiscal year beginning on October 1 and ending on September 30, unless the Code requires otherwise or unless the Company elects, to the extent permitted under the Code, to have a different tax year.

           (b) The Management Committee shall designate a Tax Matters Member as required by the Code. Unless otherwise changed by the unanimous agreement of the Management Committee, the Tax Matters Member shall be Dominion. The Tax Matters Member shall make an appropriate election under Code Section 754 and shall have the authority to make, refrain from making, or revoke any other tax elections under the Code or comparable provisions under state or local law.

           (c) The General Manager shall prepare, or cause to be prepared, a federal and any required state and local income tax returns for the Company for each tax year of the Company Within ninety (90) days after the end of each year of the Company, the General Manager shall send to each person who was a Member at any time during such year such tax information, including, without limitation, a federal tax Schedule K-1, as shall be reasonably necessary for the preparation by such person of its federal income tax return.

           (d) In the event of an audit of a Company income tax return, the General Manager shall, at the expense of the Company, participate in, retain accountants in accordance with Section 14.4 and other professionals to participate in, the audit, and may contest, with the consent of the Management Committee, assertions by the auditing agent that may be adverse to the Members and the Company.

           (e) The Members acknowledge and agree that, with respect to the mergers described in Section 2.1 above and in accordance with Section 708(b)(2)(A) of the Code and Section 1.708-1(c)(1) of the Treasury Regulations, Elwood II and Elwood III were terminated for U.S. federal income tax purposes on the Merger II Date and the Merger III Date, respectively.

                                  ARTICLE XII
                                  DISSOLUTION

     12.1  Events of Dissolution.

           (a) The Company shall be dissolved, and its assets distributed according to Section 10.2, within one hundred twenty (120) days after the first to occur of the following events (each, an "Event of Dissolution"):

                (i)    the unanimous consent of the Members;

                (ii) the sale or other disposition of substantially all of the non-cash assets of the Company outside of the ordinary course of business;

                (iii) the liquidation or dissolution of a Member, unless the remaining Member, within ninety (90) days of such event, elects to continue the Company and a new Member is admitted, in which event the business of the Company shall be continued in accordance with this Agreement;

                (iv) any event in which a Member (1) institutes, or consents to the institution of, proceedings to be adjudicated bankrupt or insolvent; (2) has instituted against it, without its consent, proceedings to be adjudicated bankrupt or insolvent and such proceedings are not dismissed within sixty (60) calendar days, (3) consents to the appointment of any receiver, liquidator, trustee or similar official with respect to itself or any substantial part of its property, (4) makes an assignment for the benefit of its creditors, or
          (5) admits in writing its general inability to pay its debts as they become due; or

                (v) any event requiring dissolution under the Act or this Agreement.

          (b) In the event of dissolution, this Agreement shall terminate and the Members shall have no further obligations hereunder, other than to cooperate with each other in winding up the business of the Company.

     12.2 Winding Up and Termination. The Members shall cause the Managers to wind up the business of the Company promptly following its dissolution. Upon completion of such winding up, the Company and its legal existence shall be terminated by the filing of a Certificate of Cancellation with the Delaware Secretary of State.

                                 ARTICLE XIII
                                INDEMNIFICATION

     13.1  Indemnification.

           (a) The Company shall indemnify any Member, Manager, officer or other agent who was or is a party to any Proceeding, including a Proceeding brought on behalf of the Members of the Company, because such Person is or was a Member, Manager, officer or other agent of the Company, or is or was serving at the request of the Company as a manager, trustee, partner or officer of another Person, against any Loss incurred by such Person in connection with such Proceeding unless such Person has engaged in gross negligence, willful misconduct or a knowing violation of the criminal law, or unless such Proceeding is to enforce contractual obligations of a Member, Manager or officer under this Agreement or otherwise, including the Related Agreements. No amendment of this Article shall have any effect on the rights provided herein with respect to any act or omission occurring prior to such amendment.

          (b) The Company shall promptly make advances or reimbursements for any Loss incurred by any Person claiming indemnification under this Article, unless it has been determined that such Person is not entitled to indemnification because of a failure to meet the standards set forth in this Article. Such advances or reimbursements shall be conditioned upon receipt from the Person claiming indemnification of a written undertaking to repay the amount of such advances or reimbursements if it is ultimately determined that such Person is not entitled to indemnification.

          (c) The determination that indemnification under this Article is permissible, and of the reasonableness of expenses and legal fees which constitute or are part of any Loss, shall be determined (1) in good faith by the Management Committee if the claimant is a Member or officer, and is not a Manager; and (2) by legal counsel agreed upon by the Company and the Person claiming indemnification if the claimant is a Manager. The determination may be made before or after a claim for indemnification is made.

          (d)  If any Person entitled to indemnification pursuant to this
Article is indemnified for the claim in question by a third party, including an insurer, such Person shall notify the Company thereof. To the extent such Person actually receives indemnification payments from such third party, such Person shall not be entitled to seek or receive any indemnification payments from the Company to the extent covered by such third party, and the Company shall require such Person to reimburse the Company for any amounts which it has previously received and which have been or are being reimbursed by such third party.

                                  ARTICLE XIV
                           ADMINISTRATIVE PROVISIONS

     14.1 Offices. The Management Committee shall be authorized to change the registered office and registered agent of the Company, subject to any requirements of the Act..

     14.2 Books and Records. The General Manager shall keep full and accurate books of account, records and financial statements with respect to the Company at its principal office. Upon reasonable notice, each Member, or a Member's designated representative, shall have access to such books and records during ordinary business hours and shall have the opportunity to inspect and make copies of them at the Member's expense.

     14.3 Fiscal Year. The fiscal year of the Company shall begin on October 1 and shall end on September 30.

     14.4 Accountants/Reports. The Management Committee may appoint a major internationally recognized accounting firm to serve the Company. Within ninety
(90) days after the end of each fiscal year, each Member shall be furnished with
(a) audited financial statements which shall contain a balance sheet as of the end of the fiscal year, together with statements of income, a statement of cash flows and a reconciliation of capital accounts for the fiscal year then ended,
(b) a comparison of actual financial results to projections set forth in the Operating Budget, and (c) a comparison of actual project costs incurred, a revised projection of future project costs yet to be incurred, and scheduled completion dates, to projections set forth in the Operating Budget. Each Member shall be furnished each month with (a) monthly unaudited financial statements promptly after such financial statements are completed, including a balance sheet, income statement, statement of cash flows, a reconciliation of capital accounts, (b) a comparison of actual financial results to projections set forth in the Operating Budget, and (c) a comparison of actual project costs incurred, a revised projection of future project costs yet to be incurred, and scheduled completion dates, to projections set forth in the Operating Budget.

     14.5 Notices. All notices and other communications with respect to this Agreement shall be in writing and shall be delivered, as applicable, to the Company at its principal executive office or to a Member at the address shown in the records of the Company. Each notice or other communication that satisfies the requirements set forth above shall be deemed to have been properly given or delivered: (a) on the fifth business day after being mailed by United States certified mail, return receipt requested, postage prepaid; (b) on the day when delivered by hand; (c) on the first business day after being deposited with a national overnight courier; or (d) on the day when transmitted by facsimile with confirmation of receipt or successful transmission. A party to this Agreement may elect to receive notices or communications at a different address by notifying each other party in accordance with the preceding requirements.

                                  ARTICLE XV
                           BONA FIDE OFFERS TO SELL

     15.1 Right of First Offer. Except as provided in Section 15.2, if any Member (the "Selling Member") receives a valid bona fide offer (the "Offer") to purchase all or any portion of the Selling Member's interest in the Company in an Assignment other than a Permitted Assignment, and if the Selling Member desires to sell such interest, the Selling Member may transfer such interest only after first offering such interest to the other Member of the Company, as provide herein.

           (a) The Selling Member shall deliver to the Company and the other Member a written copy of the following information (collectively, the "Notice"):
(i) a copy of the Offer; (ii) the name and address of the prospective transferee (the "Offeror"); (iii) the interest in the Company subject to the proposed transfer (the "Offered Interest"); (iv) the proposed price for such interest;
(v) the terms of the proposed transfer; and (vi) the date the Offer was made (the "Offer Date").

           (b) For a period of sixty (60) days following receipt of the Notice, the other Member of the Company (the "Eligible Member") shall have the right to elect to purchase all, but not less than all, of the Offered Interest on the same terms as set forth in the Offer.

           (c) The purchase price and terms for the Offered Interest shall be the same as set forth in the Notice. A failure by the Eligible Member to respond to the Notice shall be deemed an acknowledgment that the Eligible Member does not elect to purchase the Offered Interest.

     15.2 Sale to Third Parties; Admission. If the Eligible Member fails to purchase all of the Offered Interest, the Selling Member may sell the Offered Interest to the Offeror at the purchase price and terms set forth in the Notice. If the Selling Member fails to transfer the Offered Interest within one hundred twenty (120) days after the Offer Date, the entire Offered Interest shall again become subject to the terms and conditions of this Agreement as if the Offer had not been made.

     15.3 Admission of Offeror. Notwithstanding any provision of this Article XV to the contrary, the purchase of the Offered Interest by the Offeror or the Eligible Member shall be subject to the provisions of Section 7.4, and the status of the Offeror as Assignee or Member, and the status of the Selling Member as Assignor, shall be determined in accordance with the provisions of
Article VII.

     15.4 Purchase Right for Prohibited Transfer of Control. If Dominion Resources, Inc. or Peoples Energy (the "Selling Entity"), as the case may be, receives an Offer to purchase fifty percent (50%) or more of the Selling Entity's interest in Dominion Energy or Peoples Energy Resources Corp., respectively, whether in one transaction or a series of related transactions, in an Assignment which would qualify as a Prohibited Transfer of Control, and if the Selling Entity desires to transfer such interest, the Selling Entity may transfer such interest only after first offering to the other Member of the Company the right to purchase the ownership interest in the Company owned by the Selling Entity or its Affiliate (the "Offered Company Interest") as provided herein.

           (a) The Selling Entity shall deliver to the Company and the other Member a written notice (the "Offer Notice") indicating (i) the name and address of the Offeror, (ii) the interest in Dominion Energy or Peoples Energy Resources Corp., as the case may be, included in the proposed Prohibited Transfer of Control and (iii) whether the purchase price for the Offered Company Interest shall be based on the book value of the Company's assets (as more particularly described in Section 15.4(c)(i)) or the Applicable Appraised Value (as defined below);

           (b) For a period of twenty (20) days following receipt of the Offer Notice, the Eligible Member shall have the right to elect, by written notice (the "Acceptance Notice") to the Selling Entity, to purchase the Offered Company Interest at the price and on the terms set forth below.

           (c)  The purchase price for such Offered Company Interest shall be
(i) in the case in which the Offer Notice specifies the book value of the Company's assets as the method for establishing the purchase price for the Offered Company Interest, 1.75 times the product of (A) the book value of the Company's assets as carried on the books of the Company (net of book depreciation or amortization and, for any sale or other transfer of an interest in the Company by Peoples pursuant to this Article XV, after reduction for the Unit #9 Remaining Allocation, if any), as of the latest audited financial statement of the Company, multiplied by (B) the Percentage Interest in the Company represented by the Offered Company Interest or (ii) in the case in which the Offer Notice specifies the Applicable Appraised Value (as defined below) as the method for establishing the purchase price for the Offered Company Interest, the Applicable Appraised Value.

           (d) If the Eligible Member fails to give the Acceptance Notice to the Selling Entity within twenty (20) days after receipt of the Offer Notice, then the Eligible Member shall be deemed to have elected not to purchase the Offered Company Interest, in which case the Selling Entity shall be free to sell its interest in Dominion Energy or Peoples Energy Resources Corp., as the case may be, to the Offeror on such terms as it deems appropriate free and clear of any right of the Eligible Member to purchase the Offered Company Interest pursuant to this Section 15.4.

           (e) If the Eligible Member gives the Acceptance Notice within such twenty (20) day period, then the Eligible Member shall purchase the Offered Company Interest on the terms set forth herein, and the closing of such purchase shall be consummated on a date specified by the Eligible Member, which date shall not be later than sixty (60) days after the date of the Acceptance Notice, except as set forth below. If despite diligent efforts, the Eligible Member is unable to consummate such closing as a result of the inability to obtain third party consents or approvals, then such closing date shall be extended for such additional reasonable period as shall be necessary, but in no event more than sixty (60) additional days. The Selling Entity shall cooperate with the Eligible Member in obtaining any such necessary third party consents or approvals.

           (f) If the Selling Entity has elected the Applicable Appraised Value as the method of establishing the purchase price of the Offered Company Interest, then the Selling Entity shall propose an appraiser to establish the Applicable Appraised Value (as defined below) for the Offered Company Interest. The Eligible Member shall have ten (10) days from the date of receipt of the name of the Selling Entity's proposed appraiser to either agree to such appraiser or nominate another appraiser. If the Eligible Member nominates a second appraiser, the apprasiers nominated by each party shall select a third appraiser. The appraiser nominated by the Selling Entity, if the Eligible Member does not object, or the appraiser nominated by the two appraisers, if one has been selected, shall be the "Appraiser" hereunder. The cost of the Appraiser shall be paid equally by the Selling Entity and the Eligible Member. The Appraiser shall determine, within thirty (30) days after appointment, the fair market value of the Company as of such date. The "Applicable Appraised Value" purchase price for the Offered Company Interest shall be the fair market value of the Company as determined by the Appraiser multiplied by the Percentage Interest represented by the Offered Company Interest.

                                  ARTICLE XVI
                              DISPUTE RESOLUTION

     16.1  Resolution of Member Disputes.

           (a) In the event the Members disagree with respect to a matter that is material to the operation, financial success, capital requirements or liability of the Company, and if such disagreement is not otherwise resolved within a period of thirty (30) days, then either Member may declare a "material deadlock" in writing to the other Member.

           (b) Upon declaration of a material deadlock as provided above, each Member shall cause one or more of the senior executive officers of Dominion Energy to negotiate in good faith with designated senior executive officers of Peoples Energy and such other Members and their Affiliates as may be reasonably requested in an effort to resolve the dispute within the next sixty (60) days (the "Resolution Period").

           (c) If the Members are unable to resolve the dispute within the Resolution Period, either Member may initiate the buy-sell procedures described in Section 16.2 by delivering a written notice (the "Buy-Sell Notice") to the other Member. The Buy-Sell Notice shall specify a cash price for the entire interest in the Company (the "Tendered Interest") of the Member delivering such notice (the "Sending Member"), together with a proposed closing date for the sale of the Tendered Interest, which shall be no sooner than sixty (60) days and no later than one hundred twenty (120) days after such Buy-Sell Notice. In addition, the Sending Member shall include with the Buy-Sell Notice such documentation as may be necessary to reasonably establish the financial ability of the Sending Member to acquire the interests of the other Members if obligated to do so pursuant to Section 16.2.

           (d) If the Buy-Sell Notice is not delivered within sixty (60) days following the end of the Resolution Period, and if the material deadlock remains at the end of such sixty (60) day period, representatives of the Members, upon written notice from either of the Members, shall again meet in accordance with
Section 16.1(b). If the dispute is not resolved within thirty (30) days following the date on which representatives of the Members meet again, the Company shall be dissolved in accordance with Article XII hereof.

     16.2  Mandatory Buy-Sell Provisions.

           (a) If the Buy-Sell Notice is delivered in accordance with Section 16.1(c), within sixty (60) days after receipt (the "Receipt Date"), the receiving Member (the "Receiving Member") shall give a written notice (the "Response") to the Sending Member stating whether or not the Receiving Member or its designee elects to purchase the Tendered Interest on the terms and conditions set forth in the Buy-Sell Notice.

           (b) If the Receiving Member does not elect to purchase all of the Tendered Interest, the Receiving Member shall be required to sell all of its interest in the Company to the Sending Member or its designee on the terms and conditions set forth in the Buy-Sell Notice.

     16.3 Binding Election. The election made in the Response shall be binding on all Members. If there is no Response given within the time specified above, the Receiving Member shall be deemed to have agreed to sell all of its interests in the Company to the Sending Member as provided in Section 16.2(b).

     16.4 Closing and Default. The purchase and sale of a Member's interests pursuant to Section 16.2 and Section 16.3 shall be closed at the principal office of the Company on the date specified in the Notice, but in no event less than thirty (30) days or more than one hundred eighty (180) days after the Receiving Member's receipt of the Notice. If no closing date is specified in the Notice, then the closing shall occur one hundred eighty (180) days after the Receiving

Member's receipt of the Notice. The applicable purchase price shall be paid in full in cash at closing. The seller of such Member's interests shall convey such interests at the closing free and clear of all liens, security interests and encumbrances, and in the event of a purchase, the purchasing Member shall hold the selling Member harmless from liability for payment of any existing obligations of the Member in the nature of guarantees of Company indebtedness.


     16.5 Impact to Bona Fide Offers to Sell. Notwithstanding anything to the contrary, the buy-sell provisions described in this Article XVI shall cease to apply during any period in which a Member (or its designee) is exercising the purchase rights set forth in Article XV.

                                 ARTICLE XVII
                            OPTION ON OTHER PHASES

     17.1 Option to Develop Additional Phases Prior to July 1, 2003. In the event that in connection with the consideration by the Management Committee of approval of any Development Plan or amendment thereto, either the Dominion Manager or Peoples Manager shall make prior to July 1, 2003 a proposal to develop and construct all or part of the Additional Phases. Such proposal shall describe in reasonable detail the proposed additional facilities and the estimated cost and timetable for development thereof (the "Proposed Phase"). If the Proposed Phase is not approved by the Management Committee, then the following shall apply:

           (a) If the Member whose nominated Manager approved the Proposed Phase (the "Approving Member") still intends to proceed with the Proposed Phase, such Approving Member shall give written notice to the Member whose nominated Manager did not approve the Proposed Phase (the "Non-Approving Member") that the Approving Member intends to proceed with the Proposed Phase (the "Notice of Intent to Proceed"); provided, however, that such option shall not apply (and the provisions of Article XVI shall apply) with respect to any disputes regarding the Proposed Phase if both the Dominion Manager and the Peoples Manager approved the concept and general timing of developing and building the Proposed Phase but disagreed on any other aspect of such Proposed Phase which would normally be considered a "material deadlock" under Section 16.1.

           (b) If, within thirty (30) days after delivery of the Notice of Intent to Proceed, the Manager nominated by the Non-Approving Member does not give written notice that it has changed its vote to approve the Proposed Phase, then the Approving Member shall be entitled (but not obligated), proceeding by itself, through an Affiliate and/or through a Person owned by it or an Affiliate in conjunction with any other Person (collectively, the "New Developer"), to proceed with construction of the Proposed Phase. In such event, the Company shall no longer be entitled to develop, construct or operate such Proposed Phase unless the New Developer fails to commence construction of the proposed Phase within twelve (12) months after the Notice of Intent to Proceed.

           (c) If construction is not commenced within such twelve (12) month period, the New Developer shall have no right to proceed with the Proposed Phase unless it again seeks the approval of the Management Committee and, after following the procedures set forth in clauses (a) and (b) above, the Non-Approving Member again fails to approve the Proposed Phase.

     17.2 Cooperation. If the New Developer complies with the conditions set forth in Section 17.1 above and proceeds with the Proposed Phase, then, subject to Section 17.4 hereof, the following shall apply:

           (a) The Company shall deed or lease (at the New Developer's option) to the New Developer, if owned, or sublease to the New Developer, if leased by the Company, such portions of the unimproved real estate which are part of the Facility (other than the generator locations on the Current Phases) as the New Developer reasonably considers to be required to develop, construct and operate the Proposed Phase, and which are approved by the Non-Approving Member, which approval shall not be unreasonably withheld. The terms of such transfer or lease shall be negotiated in good faith, provided that (i) the amount paid for any such transfer by deed shall equal the amount (the "Land Value Amount") paid by the Company to acquire the real estate (determined on a per square foot basis), plus a pro rata portion of any land development costs incurred by the Company in connection with the Current Phases and which benefit the real estate to be purchased for the Proposed Phase, (ii) the annual rent payable by New Developer under any such lease shall equal the Land Value Amount, as amortized evenly over the shorter of fifteen (15) years or the original lease term with a financing rate imputed at the per annum interest rate at which the Company would be able to obtain a mortgage loan for undeveloped land, and such lease may contain a nominal value purchase option exercisable at the end of the term thereof; and
(iii) any sublease shall be on comparable terms as such property has been leased to the Company and the subrent payable thereunder shall equal the greater of the rent payable under the leasehold which is being sublet to New Developer or the annual rent determined in accordance with clause (ii) above. In the case of a lease or sublease, such lease or sublease lease shall contain terms typical of fully net ground leases in which the rent payable by the lessee is fully net to the lessee and all other obligations with respect to the leased property are borne by the lessee. In connection with the foregoing, the Company shall cooperate with the New Developer in obtaining a survey and, if necessary for transferability and separate property taxation of the property for the Proposed Phase, replatting such property. In addition, subject to the approval of the Company, which approval shall not be unreasonably withheld, the Company shall take such other necessary, appropriate and reasonable steps with respect to county, municipal and other governmental authorities as are requested by New Developer in connection with any such subdivision or replatting of the property for the Proposed Phase, with any costs incurred by the Company in connection with the foregoing being borne by the New Developer.

           (b) The Company shall not unreasonably withhold its approval of any request by the New Developer to enter into easements or other agreements which permit the New Developer, on the terms set forth therein, to use the switchyard, the gas, electric and steam lines and the transmission facilities which are part of the Facility or are available to the Company by agreement or easement. The cost of ongoing maintenance and operation of the foregoing (including amortization over useful lives of the original construction costs, plus carrying costs) shall be shared by the New Developer and the Company based on relative use or another equitable basis to be negotiated by the parties in good faith.

           (c) The Company and the New Developer shall negotiate in good faith any other agreements for joint use of roads, sidewalks, transmission facilities, waste water and waste treatment facilities and other utility facilities on Company property, or which are available to the Company by agreement or easement, as are deemed reasonably necessary by the New Developer and the Company for the operation of the Proposed Phase. All costs of maintenance or operation associated with the joint use of the foregoing (including amortization over useful lives of any construction costs, plus carrying costs) shall be shared by the New Developer and Company based on relative use or another equitable basis to be negotiated by the parties in good faith.

           (d) The Company and the New Developer shall negotiate in good faith and enter into any cross access or other easements, licenses, party wall agreements, and other mutual use agreements as shall be deemed reasonably necessary by the New Developer and the Company, and any lender of either, to efficiently operate the Current Phases and to build and operate the Proposed Phase in a manner that does not impair or interfere with the operation of the Current Phases.

           (e) The Company shall not unreasonably withhold its approval of any request by New Developer to amend existing air, water and other environmental permits for the Current Phases which permit emission levels in excess of the anticipated levels for the Current Phases, to the extent necessary for construction and operation of the Proposed Phase.

           (f) The Company and the New Developer shall enter into confidentiality agreements as reasonably necessary to protect confidentiality of plans, drawings or other data relating to the Current Phases, the Proposed Phase, the Company, the New Developer or Affiliates thereof, consistent with the provisions of Section 18.5 hereof.

           (g) At the option of the New Developer, the Additional Phases may be managed, power marketing services may be supplied to it, and/or fuel may be supplied to it, by the same or different suppliers of such services as supply them to the Company as, to the extent, and on such terms as are agreed to by such suppliers.

     17.3  Other Assurances.

           (a) The Non-Approving Member shall cause its designated Manager to agree to all necessary approvals and authorizations of the Management Committee to effectuate the provisions of this Article XVII.

           (b) The Company and the New Developer shall negotiate in good faith any other documents and otherwise cooperate with each other and each other's lenders, as shall be reasonably necessary to foster efficient development, construction, financing, and operation of the Current Phases and the Proposed Phase.

     17.4  Miscellaneous.

           (a)  Notwithstanding any provision to the contrary contained in this
Article XVII, whenever the terms of this Article XVII require that the Company's approval, agreement, cooperation or consent is required to or with any action or proposed action by New Developer and state that such approval, agreement, cooperation, or consent must be "reasonable", undertaken in "good faith" or not "unreasonably withheld" (or any grammatical variation thereof), the Company shall be deemed to have acted in accordance with such standards if, in withholding or conditioning any such approval, agreement, cooperation or consent, the Non-Approving Member reasonably believes that the proposed action
(i) could reasonably be expected to materially and adversely affect the use, operation, safety or cost of operation of the Current Phases or the prospects for development of Additional Phases other than the Proposed Phase, (ii) could reasonably be expect to result in a violation of any agreement, law or permit applicable to or binding upon the Current Phases or the Company, or (iii) requires the consent of any lender providing financing to the Company or any other unrelated third party and such consent is withheld. In no event shall the Company be obligated to transfer any property, enter in any lease, grant any request, amend or obtain any permits, enter into any agreements or take, or permit to be taken, any other action with respect to the Proposed Phase if the Company would have been reasonable in withholding its approval of any such action in accordance with the standard set forth in the previous sentence. In no event shall the Company withhold its approval, agreement, cooperation or consent of any proposed action with respect to the Proposed Phase on the criteria that the Proposed Phase would be competitive with or adversely affect the competitiveness of the Current Phases or Additional Phases other than the Proposed Phase based on the price or cost of the power produced by the Proposed Phase, and the withholding of approval, agreement, cooperation or consent on the basis of such criteria shall be deemed unreasonable.

           (b) All actions by the Company under Sections 17.1, 17.2 and 17.3 may be taken by the Non-Approving Member acting alone and the Approving Member, or its Manager or other representatives shall have no right to vote on or participate in any actions by the Management Committee or the Company in connection with any such actions by the Company.

           (c) Notwithstanding anything in the Agreement to the contrary, the New Developer shall be fully responsible for, and shall, as directed by the Company or the Non-Approving Member, either pay directly or reimburse the Company or the Non-Approving Member for, all costs and expenses incurred by the Company or the Non-Approving Member in connection with, or arising from, (i) the Proposed Phase; (ii) any actions taken or requested to be taken by the Company or the Non-Approving Member under this Section 17; (iii) the lease, sale, sublease, subdivision, surveying or replatting of any real property; (iv) any easements, joint use agreements, or other agreements entered into between the Company and the New Developer or any other Person in connection with the Proposed Phase; (v) the amendment of any permits, the obtaining of new permits, any studies or filings in connection with any such amendments or new permits, any changes in operations, production, ash disposal, pollution control equipment or procedures, fuel usage or otherwise with respect to the Current Phases or the Company arising from or in connection with any such permit amendments or new permits; (vi) obtaining the consent of the Company's lenders and any consultant reports, lender charges, or amendments to loan documents required in connection therewith; and (vii) all legal, engineering and other consultant and transaction costs incurred by the Company or the Non-Approving Member in connection with any of the foregoing.

     17.5 Option to Develop Additional Phases After July 1, 2003. In the event that in connection with the consideration by the Management Committee of approval of any Development Plan or amendment thereto, either the Dominion Manager or Peoples Manager proposes after July 1, 2003 to develop and construct one or more Proposed Phases (other than the Current Phases), and such development and construction is not then approved by the Management Committee, then the following shall apply:

           (a) Notice. The Member that desires to develop such Proposed Phase must send a notice to the other Member, and such notice shall (i) identify, in reasonable detail, the proposal for the development of the Additional Phase, and
(ii) set forth the estimated costs and timing of such development (the "Additional Phase Development Notice").

           (b) Election to Participate. The other Member shall have thirty (30) days from the date of receipt of the Additional Phase Development Notice to elect to participate in the Proposed Phase described in the Additional Phase Development Notice. If the other Member elects to participate in the Additional Phase, such election shall be deemed equivalent of an approval by the Management Committee, on the terms set forth in the Additional Phase Development Notice, pursuant to Section 4.5 hereof. The other Member's election to participate in such Additional Phase shall be sent jointly to the Member sending the Additional Phase Development Notice and to the Company. Failure to send a response to the Additional Phase Development Notice within such period shall be deemed an election not to participate. In all cases, the Additional Phase Development Notice shall provide for development, ownership and operation of the Proposed Phase in the same percentages, and with the same approval, management and other rights and responsibilities on the part of the Members, as are provided for in this Agreement with respect to the Current Phases.

               (c) Appraisal Procedure. If the other Member does not elect to participate in the development of the Proposed Phase, then the Member who elects to participate in the Proposed Phase (the "Developing Member") shall have the option to elect to effect such development and purchase the Interests of the other Member (the "Non-Developing Member"). If the Developing Member elects to develop such Proposed Phase, the Developing Member shall send a notice (the "Buy-Out Notice") to the Non-Developing Member, which Buy-Out Notice shall (i) notify the Non-Developing Member that the Developing Member has elected to proceed with the Proposed Phase, (ii) propose an appraiser to establish the Buy-Out Price (as defined below) for the Non-Developing Member's Interest in the Company (the "First Appraiser"), and (iii) indicate the amount at which the Developing Member would agree to purchase the Non-Developing Member's Interest in the Company (the "Offer Amount"). The Non-Developing Member shall have thirty
(30) days from the date of receipt of the Buy-Out Notice to (A) agree to sell its Interest to the Developing Member at the Offer Amount, or (B) elect for an appraisal. If the Non-Developing Member elects for an appraisal, its response shall either agree to the First Appraiser, or shall nominate another appraiser (the "Second Appraiser"). If the Non-Developing Member nominates a Second Appraiser, the First Appraiser and the Second Appraiser shall select a third appraiser (the "Third Appraiser"). The First Appraiser, if the Non-Developing Member does not object to the First Appraiser, or the Third Appraiser, if one has been selected, shall be the Appraiser hereunder. The cost of the Appraiser shall be paid equally by the Developing Member and the Non-Developing Member, provided that if the Developing Member does not elect to purchase the Interests of the Non-Developing Member, the Developing Member shall pay the entire cost of the Appraiser.

               (d) Purchase of Interest. The Appraiser shall, within sixty (60) days from the date of its appointment, determine the fair market value of the Company as of such date. The Buy-Out Price of the Non-Developing Member's Interest shall be the greater of (i) the Offer Amount, and (ii) the fair market value of the Company as determined by the Appraiser, times the Percentage Interest of the Non-Developing Member's Interest being acquired (the "Appraised Value"), provided that if the Appraised Value is more than 125% of the Offer Value, the Developing Member shall have option to purchase the Non-Developing Member's Interest or to terminate its plans to proceed with the Additional Phase. Unless the Developing Member terminates its plans to proceed with the Additional Phases, the Developing Member shall purchase the Interest of the Non-Developing Member for the Buy-Out Price. Such purchase shall be consummated within thirty (30) days of the determination of the Buy-Out Price, at the principal offices of the Company.

               (e) Eligible Appraisers. All appraisers nominated hereunder shall be investment banking firms or accounting firms with expertise in evaluating and appraising electric generating facilities. No appraiser shall have been retained by any Member, or any Affiliate of any member, within the last 12 months.

               (f) Limitations. No Member may initiate the procedures set forth in this Section 17.5 if such Member has previously initiated such procedures within the previous six months.

                                 ARTICLE XVIII
                                 MISCELLANEOUS


          18.1 Amendment. This Agreement may be amended only in a writing evidenced by the consent of all of the Members.

          18.2 Interpretation. Unless the context otherwise requires, terms used and not defined in this Agreement shall have the definitions set forth in the Act.

          18.3 Invalidity. If any provision of this Agreement is determined to be invalid or unenforceable, such determination shall not affect in any respect whatsoever the validity or enforceability of the remainder of this Agreement.

          18.4 No Third Party Beneficiaries. No provision of this Agreement shall operate to the benefit of, or be enforceable by, any third party, including, without limitation, any creditor of the Company or any creditor of a Member.

          18.5 Confidentiality. The terms of this Agreement shall be kept confidential by each of the Members and its respective representatives. Each of the Members and the Company shall hold any "Confidential Information" (as defined below) obtained by it (the "Obtaining Member") from any other party (the "Disclosing Member") in strict confidence, unless such information (a) is or becomes generally available to the public other than as a result of a disclosure by the Obtaining Member, its officers, employees or agents or by others to whom the Obtaining Member or its officers, employees or agents have disclosed such information, (b) was in the possession of the Obtaining Member on a nonconfidential basis prior to its disclosure by or at the request of the Disclosing Member, or (c) becomes available to the Obtaining Member on a nonconfidential basis from a source other than the Disclosing Member, provided, however, that such source is not known by the Obtaining Member to be bound by a confidentiality agreement with the Disclosing Member or otherwise prohibited from disclosing such information to the Obtaining Member by a contractual, legal or fiduciary obligation. "Confidential Information" shall mean information about a Member that is not generally available to the public, information about a Member that such Member has designated as "confidential", the terms of this Agreement, or unique and specific information about the Company or the Facility. Notwithstanding the foregoing, nothing in this Section shall preclude the Obtaining Member from disclosing such information to auditors, attorneys, potential Assignees, financial advisors and other consultants and advisors subject to the confidentiality requirements set forth herein, in connection with the transactions contemplated hereunder and, in the case of potential Assignees, they sign a confidentiality agreement by which they agree expressly to be bound by the terms of this Section and notice is given by the Disclosing Member to the Obtaining Member prior to the disclosure of Confidential Information to such potential Assignee.

          18.6 Waiver of Partition. Unless otherwise expressly authorized in this Agreement, no Member, either directly or indirectly, shall take any action to require partition or appraisement of the Company or any of its assets or property or to cause the sale of any property of the Company, and notwithstanding any provisions of applicable law to the contrary, each Member (and its legal representative, successor or assign) hereby irrevocably waives any and all right to maintain any action for partition or to compel any sale with respect to its interest in, or with respect to any assets or properties of the Company except as expressly provided in this Agreement.

          18.7 Press Releases. Except as required by applicable law (including, without limitation, federal and state securities laws), each press release or public statement about the Company, the business of the Company, or the transactions or operations contemplated hereby shall require the prior mutual consent of Dominion and Peoples, and such consent shall not be unreasonably withheld.

          18.8 Relationship of Parties. It is understood and agreed that the relationship of the parties is limited to that specifically contained herein and the Related Agreements, and the parties shall have no fiduciary or other obligation to each other or the Company, except for those set forth in this Agreement and the Related Agreements. Further, neither Dominion nor Peoples nor any of their respective Affiliates, employees or agents shall be construed as the agent, employee or representative of the other, and neither party has the authority to bind the other or to incur any obligation on its behalf, except as provided herein or in the Related Agreements. Without limiting the foregoing, the Company shall not be construed as a partnership (including a limited partnership) or joint venture other than for federal and state income tax purposes.

          18.9 Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original and all of which, when taken together, shall constitute one and the same instrument and shall be binding on the Members. The signature of any party to any counterpart shall be deemed a signature to, and may be appended to, any other counterpart.

          18.10 Further Assurances. The parties hereto agree that they shall cooperate with each other and shall execute and deliver, or cause to be delivered, all such other instruments, and shall take such other actions, as any party hereto may reasonably request from time to time in order to effectuate the provisions and purposes hereof.

          18.11 Complete Agreement. This Agreement constitutes the complete and exclusive agreement among the Members with respect to the management and governance of the Company. It supersedes all prior written and oral agreements and no representation, statement, condition or warranty not contained in this Agreement shall be binding on the Members or have any force or effect whatsoever.

          18.12 Governing Law, Jurisdiction. This Agreement shall be governed by the laws of the State of Delaware, without giving effect to its choice of laws rules. Furthermore, each Member agrees to subject itself to the jurisdiction of the courts of the State of Delaware and has designated an agent for service of process.


IN WITNESS WHEREOF, the Members have executed this Agreement.


Dominion:                 Dominion Elwood, Inc.
--------
                          a Delaware corporation

                          By:   /s/ James P. O'Hanlon
                              ------------------------------
                              James P. O'Hanlon, President



Peoples:                  Peoples Elwood, LLC
-------
                          a Delaware limited liability company

                          By:   Peoples Energy Resources Corp.
                          Its:  Manager


                                By: /s/ William E. Morrow
                                   ----------------------------
                                   William E. Morrow, President

                                  Schedule A
                                  ----------

                                  MEMBER LIST
                                      OF
                               ELWOOD ENERGY LLC


                             As of August 3, 2001


Name and Business                                        Percentage
Address of Member                                         Interest
-----------------                                         --------

1.    Dominion Elwood, Inc.                                  50%
      c/o Dominion Energy, Inc.
      5000 Dominion Boulevard
      Glen Allen, Virginia 23060

2.    Peoples Elwood LLC                                     50%
      c/o Peoples Energy Resources Corp.
      130 E. Randolph Drive
      Chicago, Illinois 60601

                                  Schedule B
                                  ----------

                            MANAGERS AND ALTERNATES
                                      OF
                               ELWOOD ENERGY LLC


                              As of August 3, 2001


Member                        Manager                       Alternate
------                        -------                       ---------

Dominion                 James W. Braswell              Malcolm G. Deacon, Jr.

Peoples                  William E. Morrow                  Curtis Cole



                       General Manager:     Tony W. Belcher